UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2013

BOREAL WATER COLLECTION, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54776	98-0453421
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4496 State Road 42 North, Kiamesha Lake, NY	12751
(Address of Principal Executive Officers)	(Zip Code)

Registrant's telephone number, including area code: 845-794-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

1.01 Entry into a Material Definitive Agreement

Section 2 - Financial Information

2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Boreal Water Collection, Inc. (“Company”) has entered into a $900,000 asset-based loan with Riverdale Funding, LLC, an affiliate of Woodbridge Structured Funding LLC, a Delaware company. The “Commercial Real Estate Mortgage Note” is effective as of August 27, 2013 and has a maturity date of August 26, 2014 (“Note”). The interest rate is 12% per annum, computed daily on a 360 day year.

The Noteholder is Woodbridge Mortgage Investment Fund 1, LLC, a Delaware LLC (“Woodbridge”); included herewith as Exhibit 10.1.

According to the terms of the Note, the Company made an interest payment of $1500 on the effective date of the Note. Thereafter, payments of $9000 are due on the first day of each successive month commencing with October, 2013, through August of 2014. All remaining unpaid interest and the Note principal are due on the maturity date. If the Company has met all its obligations under the Note, it may extend the term of the Note for one year upon notice and the payment of a commitment fee of $54,000.

The Note is personally guaranteed by Company President, Treasurer, Chief Executive Officer, Chief Financial Officer and sole member of the Board of Directors Mrs. Francine Lavoie; as well as by Christopher Umecki, Company Vice President of Operations (married to Mrs. Lavoie).

The Note is secured by the “Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing,” on the Company’s Bottling Plant and Executive Offices located at 4494-4496 State Road 42 North, Kiamesha, NY 12751 (“Mortgage”). The Mortgage is also dated August 27, 2013. Woodbridge is the mortgagee. The Mortgage is included herewith at Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1     Commercial Real Estate Mortgage Note

Exhibit 10.2     Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2013

By: /s/ Mrs. Francine Lavoie
Mrs. Francine Lavoie, President, Treasurer,
Chief Executive Officer, Chief Financial Officer

3